SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 2)1/

                              The Cronos Group
                              (Name of Issuer)

                  Common Shares, par value $2.00 per share
                       (Title of Class of Securities)

                                L20708 10 0
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                        227 West Monroe, Suite 4800
                          Chicago, Illinois 60606
                               (312) 739-2110

               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                                July 1, 1999
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

--------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: L20708-10-0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    Waveland Partners, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         PN


                                                    Page 2 of 9 Pages

 CUSIP NO.: L20708 10 0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                         Waveland Capital Management, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         PN



                                                    Page 3 of 9 Pages

 CUSIP NO.: L20708 10 0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                              Clincher Capital Corporation

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         CO




                                                    Page 4 of 9 Pages

 CUSIP NO.: L20708 10 0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                      Waveland Capital Management, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Illinois

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         OO

                                                     Page 5 of 9 Pages

 CUSIP NO.: L20708 10 0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    Waveland Partners, Ltd.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         OO

                                                         Page 6 of 9 Pages

 CUSIP NO.: L20708 10 0                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           Waveland International, Ltd.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)

3        SEC USE ONLY

4        SOURCE OF FUNDS            WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                 (_)

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands

                           7        SOLE VOTING POWER


NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,039,500
BENEFICIALLY
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,039,500

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
          1,039,500 Common Shares

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.7%

14       TYPE OF REPORTING PERSON
         OO

                                                     Page 7 of 9 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (a) Waveland International holds 1,039,500 Common Shares representing approximately 11.7% of the Common Shares outstanding as of April 30, 1999 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

         (b) Each of the reporting persons may be deemed to share beneficial ownership of the Common Shares acquired by Waveland
International.

         (c) In the past 60 days, Waveland International effected the following open market purchases of Common Shares:

                           Number of
                           Common
Date                       Shares Acquired              Price Per Share
----                       ---------------              ---------------

07/01/99                   500,000                         $ 4.10



















                                                      Page 8 of 9 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 8, 1999

                          WAVELAND PARTNERS, L.P.
                          By: Waveland Capital Management, L.P.
                             Its: General Partner
                             By: Clincher Capital Corporation
                                   Its: General Partner

                                   By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, President

                       WAVELAND CAPITAL MANAGEMENT, L.P.
                       By: Clincher Capital Corporation
                                   Its: General Partner
                                   By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, President

                       CLINCHER CAPITAL CORPORATION


                                    By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, President


                       WAVELAND CAPITAL MANAGEMENT, LLC


                                   By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, Manager


                          WAVELAND PARTNERS, LTD.


                                   By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, Director



                         WAVELAND INTERNATIONAL, LTD.


                                   By: /s/ David S. Richter
                                       ---------------------------
                                       David S. Richter, Director




                                                   Page 9 of 9 Pages